TALON GOLD ALSAKA, INC.

8955 South Ridgeline Boulevard, Suite 1800
Highlands Ranch, Colorado
U.S.A. 80129
Tel: (303) 470-8700
Fax: (303) 470-8706

September 11, 2006

Mr. Karl Hanneman
Bergelin Family Limited Partnership
626 2nd Street, Suite 202A
Fairbanks, Alaska 99701

Tel: 907-452-5069
Fax: 907-452-8690
Email: akplacer@alaska.net

Dear Mr. Hanneman:

Re: Binding Letter of Intent: Livengood Property, Alaska

This letter is being provided to you in accordance with our recent discussions in order to document the agreement between Talon Gold Alaska, Inc. ("Talon") and each of you, being Karl Hanneman and the Bergelin Family Limited Partnership (collectively the "Lessors"), the co-owners of 169 State of Alaska mining claims located in the Livengood and Tolovana Mining District, Alaska and more particularly set forth and described in Exhibit A (the "Claims"), to enter into a Mineral Lease with an Option to Purchase ("Lease") with respect to the Claims. The intent of this letter is to confirm the basic terms and conditions of the Lease as agreed by us.

We confirm our agreement as follows:

1. Title to Claims. We understand that each of Karl Hanneman and the Bergelin Family Limited Partnership owns a 50% undivided interest in the Claims, in each case free and clear of any liens, charges or encumbrances arising by, through or under the Lessors.

2. Term. The initial term of the Lease will be ten (10) years from September 1, 2006. Talon may terminate the Lease at its option upon 30 day's notice, and will return the Claims in good standing for at least one year if it does so.

3. Lease Payments. The Lessors will be paid the following lease payments during the currency of the Lease:

Upon execution	$75,000
Years 2 - 5	$50,000 each year the Lease is in effect
Years 6 – 10	$100,000 each year the Lease is in effect

Lease payments will be due and payable on the anniversary date of the Lease (September 1).

4. Work Commitment. Talon will be required to incur the following exploration expenditures (inclusive of a 10% overhead fee) in connection with work on or for the benefit of the Claims in order to maintain the Lease in good standing:

Year 1	$100,000
Years 2 – 5	$200,000 for each year the Lease is in effect
Years 6 – 10	$300,000 for each year the Lease is in effect

Excess expenditures in any year may be carried forward and credited against the expenditures required in subsequent years.

5. Retained Royalty. The Lessors will jointly retain a royalty on any minerals mined and sold from the Claims, equal to the following percentages of net smelter returns (calculated based on published metals prices):

2% for any calendar quarter in which the Gold Price is less than $350/oz.
3% for any calendar quarter in which the Gold Price is $350/oz or more but less than $400/oz.
4% for any calendar quarter in which the Gold Price is $400/oz or more but less than $500/oz.
5% for any calendar quarter in which the Gold Price is $500/oz or more.

For the purposes hereof, "Gold Price" means the simple arithmetic average of all of the London Bullion Market Association P.M. Gold Fixing prices for gold during the calendar quarter in question.

6. Purchase Option. Talon will have the option, at any time during the currency of the Lease, to purchase all of the Lessors' right, title and interest in and to the Claims (including the retained Royalty), free and clear of any liens, charges or encumbrances arising by, through or under the Lessors, for the all-inclusive price of Ten Million Dollars ($10,000,000).

7. Holding Costs. During the currency of the Lease Talon will pay all land holding costs, and comply with any assessment requirements, as necessary to maintain the Claims in good standing. In addition, concurrently with the payment of the initial lease payment, Talon will reimburse the Lessors for the 2006 assessment payment of $16,900 made by the Lessors. Talon will also commit to pay the 2007 assessment payment due September 1, 2007.

8. Annual Reports. During the currency of the Lease, Talon will provide the Lessors with annual reports on all work and exploration activities conducted on the Claims. The annual reports will be delivered on or before March 31 in each year with respect to the work completed in the immediately preceding year.

9. Default Period. If Talon is in default under the Lease, the Lessors may give notice to Talon of such default, and if Talon has not, within a period of 30 days (unless such default is of a nature that cannot reasonably be cured within 30 days, in which case Talon will have such period as is reasonably necessary to permit such default to be cured, provided that it proceeds diligently to cure such default), then the Lessors may, by notice, terminate the Lease.

10. Formal Lease Agreement. The parties will use their best efforts to settle and execute a formal Lease within a period of one hundred and twenty (120) days following the execution of this letter agreement, such formal Lease to reflect the terms and conditions of this letter together with such additional terms and conditions as are typical of mining leases with options to purchase, but this agreement is not subject to the settlement and execution of such formal Lease and is a binding agreement upon acceptance hereof by the Lessors. If there are disputes with respect to the form of the formal Lease, the matter will be referred to arbitration in accordance with the Rules of the American Arbitration Association.

If the foregoing correctly sets forth the agreement reached among us with respect to the Claims, kindly acknowledge this by signing and returning to us a copy of this letter on or before the close of business in Highlands Ranch, Colorado on the 5th business day following the date hereof, whereupon a binding legal agreement will be in effect between us and we

will instruct our counsel to prepare the necessary formal Lease document.

Sincerely,
TALON GOLD ALASKA, INC.

Anton Drescher
President

Agreed to and accepted this 15th day of September, 2006.

Karl Hanneman

Bergelin Family Limited Partnership

Per:
John Bergelin, General Partner

Exhibit A

State Mining Claims					
OWNERS:	Karl Hanneman, 50% undivided interest Bergelin Family Limited Partnership, 50% undivided interest				
All or a portion of the following claims "At-risk" within MHT		All or a portion of the following claims "At-risk" outside MHT		All or a portion of the following claims overstaked on lode or patented Does not include at risk claims that also overstake other claims	
ADL #	Claim Name	ADL #	Claim Name	ADL #	Claim Name
330941	Lucky 72	330944	Lucky 75	330963	Lucky 202
330942	Lucky 73	330949	Lucky 85	330970	Lucky 302
330943	Lucky 74	330955	Lucky 95	338485	Lucky 395
330946	Lucky 82	330956	Lucky 96	338490	Lucky 400
330947	Lucky 83	330961	Lucky 105	338493	Lucky 493
330948	Lucky 84	330966	Lucky 205	338494	Lucky 494
330951	Lucky 91	330967	Lucky 206	338495	Lucky 495
330954	Lucky 94	330973	Lucky 305	347945	LC 502
330957	Lucky 101	330974	Lucky 306	347946	LC 503
330960	Lucky 104	330975	Lucky 307	347965	LC 793
338478	Lucky 199	330978	Lucky 405	347966	LC 794
338483	Lucky 299	330979	Lucky 406	347976	LC 891
338500	Lucky 500	347943	LC 407	347977	LC 892
338515	Lucky 690	347947	LC 506	347978	LC 893
347949	LC 600	347948	LC 507	347979	LC 894
347950	LC 601			347980	LC 895
347957	LC 700			348805	LC 884
347958	LC 701			348806	LC 885
347962	LC 790			348810	LC 984
347973	LC 801			348811	LC 985
348802	LC 688			348812	LC 986
348804	LC 788			348813	LC 987
348809	LC 888			348816	LC 1085
361326	Lucky 90			348817	LC 1086
361327	Lucky 100			361331	Lucky 394
361328	Lucky 200			361332	Lucky 401
361330	Lucky 300			361333	Lucky 402
361335	Lucky 501				

State Mining Claims

OWNERS: Karl Hanneman, 50% undivided interest
Bergelin Family Limited Partnership, 50% undivided interest

ADL #	Claim Name	ADL #	Claim Name	ADL #	Claim Name
330936	Lucky 55	338497	Lucky 497	347961	LC 704
330937	Lucky 56	338498	Lucky 498	347963	LC 791
330938	Lucky 64	338499	Lucky 499	347964	LC 792
330939	Lucky 65	338501	Lucky 504	347967	LC 795
330940	Lucky 66	338502	Lucky 505	347968	LC 796
330945	Lucky 76	338503	Lucky 589	347969	LC 797
330950	Lucky 86	338504	Lucky 590	347970	LC 798
330952	Lucky 92	338505	Lucky 591	347971	LC 799
330953	Lucky 93	338506	Lucky 592	347972	LC 800
330958	Lucky 102	338507	Lucky 593	347974	LC 802
330959	Lucky 103	338508	Lucky 594	347975	LC 803
330962	Lucky 106	338509	Lucky 595	348803	LC 787
330964	Lucky 203	338510	Lucky 596	348807	LC 886
330965	Lucky 204	338511	Lucky 597	348808	LC 887
330968	Lucky 207	338512	Lucky 598	348814	LC 1083
330969	Lucky 208	338513	Lucky 599	348815	LC 1084
330971	Lucky 303	338514	Lucky 689	348818	LC 1183
330972	Lucky 304	338516	Lucky 691	348819	LC 1184
330976	Lucky 308	338517	Lucky 692	348820	LC 1185
330977	Lucky 404	338518	Lucky 693	348821	LC 1186
338477	Lucky 198	338519	Lucky 694	348822	LC 1282
338479	Lucky 295	338520	Lucky 697	348823	LC 1283
338480	Lucky 296	338521	Lucky 698	348824	LC 1284
338481	Lucky 297	338522	Lucky 699	348825	LC 1285
338482	Lucky 298	347944	LC 408	348826	LC 1286
338484	Lucky 392	347951	LC 602	348827	LC 1287
338486	Lucky 396	347952	LC 603	348828	LC 1288
338487	Lucky 397	347953	LC 604	348829	LC 1382
338488	Lucky 398	347954	LC 605	348830	LC 1383
338489	Lucky 399	347955	LC 695	348831	LC 1384
338491	Lucky 491	347956	LC 696	348832	LC 1385
338492	Lucky 492	347959	LC 702	361329	Lucky 294
338496	Lucky 496	347960	LC 703	361334	Lucky 403